Exhibit 99.1

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: April 16, 2007

For Release: Immediately
Refer to: (317) 276-5795 — Mark E. Taylor
Lilly Reports Strong First-Quarter Results; Raises Full-Year Sales and EPS Guidance
Q1 results include 14% sales growth and adjusted EPS of $.84; $.47 reported EPS
Company raises sales guidance to low-double-digit growth and adjusted EPS to $3.30 to $3.40 for 2007
Eli Lilly and Company (NYSE: LLY) today announced strong financial results for the first quarter of 2007 and raised its full-year sales and adjusted earnings per share guidance.
First-Quarter Highlights
•	Sales increased 14 percent, to $4.226 billion.
•	Products launched this decade — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 57 percent, to $1.259 billion, and accounted for 30 percent of total sales, compared with 22 percent of total sales in the first quarter of 2006.
•	Reported net income and earnings per share were $508.7 million and $.47, respectively, compared with first-quarter 2006 net income of $834.8 million and earnings per share of $.77. Reported results include in-process research and development charges associated with the ICOS acquisition and OSI in-licensing agreement and restructuring charges associated with previously announced manufacturing decisions.
•	Excluding these charges, adjusted net income and earnings per share both grew 9 percent, to $913.3 million and $.84, respectively.
•	On a pro forma basis, assuming the ICOS acquisition was completed January 1, 2006, sales growth for the first quarter was 11 percent, while adjusted net income and earnings per share both grew 14 percent, to $901.9 million and $.83, respectively. Additional pro forma information is provided beginning on page 10 of this press release.

Pharmaceutical Product Sales Highlights

			% Change
	First Quarter		Over/(Under)
(Dollars in millions)	2007	2006	2006
Zyprexa®	$1,108.0	$1,007.4	10%
Cymbalta	441.8	233.3	89%
Gemzar®	376.9	338.8	11%
Humalog®	339.5	304.5	11%
Evista®	263.8	241.6	9%
Humulin®	225.8	218.5	3%
Cialis[1]	193.1	55.4	N/M
Alimta	187.8	130.1	44%
Forteo	153.4	127.1	21%
Strattera	139.9	152.2	(8%)

[1]	This amount represents the reported sales in Lilly’s financial statements. Total worldwide Cialis sales for the first quarter of 2007 were $265.8 million, representing 19 percent growth.
Significant Events Over the Last Three Months
•	On January 29, 2007 Lilly completed the acquisition of ICOS Corporation at a cost of approximately $2.3 billion. The acquisition brings the full value of Cialis to Lilly and enables the company to realize operational efficiencies in the further development, marketing and selling of this product. Lilly expects the acquisition to be accretive to earnings beginning in 2008.
•	In early January of 2007, Lilly licensed from OSI Pharmaceuticals its glucokinase activator (GKA) program for the treatment of type 2 diabetes, including the lead compound PSN010. Lilly received an exclusive license to develop and market any compounds derived from the GKA program.
•	In February, Lilly announced that the U.S. Food and Drug Administration (FDA) had approved Cymbalta for the treatment of generalized anxiety disorder (GAD).

•	In February, Lilly announced the launch of the first insulin pen with memory, HumaPen® MEMOIR™, to help simplify the daily management of diabetes. In addition, the company has launched HumaPen® LUXURA™ HD, an insulin pen enabling half-unit dosing.
•	In early March, Lilly announced the acquisition of Hypnion, Inc., a privately held neuroscience drug discovery company focused on sleep disorders. The deal expands Lilly’s presence in the area of sleep disorder research and provides ownership of HY10275, a novel Phase II insomnia compound with a dual mechanism of action aimed at promoting better sleep onset and sleep maintenance. The acquisition was completed on April 3, 2007, for $315 million, and will result in a second-quarter 2007 in-process research and development charge not to exceed $0.30 per share.
•	In March, the U.S. FDA rejected Lilly’s appeal of an approvable letter for Arxxant™ for diabetic retinopathy and reiterated its request for further data that would require an additional three-year study. Lilly subsequently withdrew its Arxxant application in Europe and is currently considering the next steps for the molecule.
•	In March, Lilly received an approvable letter from the U.S. FDA for a treatment-resistant depression (TRD) indication for Symbyax. Lilly is currently working with the FDA regarding label negotiations and postmarketing commitments, and is hopeful to have an action on the approvable letter in the second half of 2007.
•	In late March, Lilly announced that the European Medicines Agency (EMEA) granted enzastaurin orphan drug designation for the treatment of diffuse large B-cell lymphoma (DLBCL).
“We have started the year with very solid financial results, delivering double-digit sales growth and better-than-expected earnings per share for the first quarter,” commented Sidney Taurel, chairman and chief executive officer. “We are especially encouraged by the robust growth of the products we have launched this decade. We are confident that we can maintain this momentum throughout the year, and are therefore raising both our sales and adjusted EPS guidance for 2007.”
First-Quarter Results
Worldwide reported sales for the quarter were $4.226 billion, an increase of 14 percent compared with the first quarter of 2006. Worldwide sales volume increased 7 percent, while selling prices and exchange rates increased sales 5 percent and 2 percent, respectively. Excluding U.S. Actos®

revenue in both periods due to the expiration of Lilly’s U.S. marketing rights, worldwide sales for the quarter increased 17 percent.
Gross margins as a percent of sales declined by 0.1 percentage points, to 78.2 percent. This decline was primarily due to the amortization of the value of Cialis acquired in the ICOS acquisition and lower production volume, offset in part by higher product prices and manufacturing expenses growing at a slower rate than sales.
Overall, marketing and administrative expenses rose 17 percent, to $1.337 billion. This increase was largely due the impact of the ICOS acquisition, increased marketing and selling expenses in support of key products, primarily Cymbalta and the diabetes care franchise, and an increase in litigation-related costs. Research and development expenses were $834.2 million, or 20 percent of sales. Compared with the first quarter of 2006, research and development expenses increased 13 percent. In addition to the acquisition of ICOS, this increase was due to costs associated with the consequences of the FDA’s decision on Arxxant and the withdrawal of the Arxxant application in Europe, as well as increases in discovery research and late-stage clinical trial costs.
Other income increased by $6.1 million, to $38.3 million, primarily due to higher business development income and lower interest expense partially offset by lower other miscellaneous income and lower Lilly ICOS joint venture income. Prior to the acquisition of ICOS, the results of the Lilly ICOS joint venture were presented in other income. Subsequent to the acquisition, all sales and expenses associated with Cialis are included in their respective lines on Lilly’s income statement.
The reported effective tax rate was 29 percent, up from 21 percent in the first quarter of 2006, because the in-process research and development charge associated with the acquisition of ICOS was not deductible. The adjusted effective tax rate for the first quarter of 2007 was 22 percent.
Reported net income and earnings per share were $508.7 million and $.47, respectively, compared with first-quarter 2006 net income of $834.8 million and $.77 earnings per share. Results in the first quarter of 2007 were affected by the acquisition of ICOS and several other items noted in the table below. Excluding those items in 2007, adjusted net income and earnings per share both grew 9 percent to $913.3 million and $.84, benefiting from sales growth, partially offset by marketing and administrative expenses and tax expense growing at a faster rate than sales. This 9 percent growth includes the dilutive impact from the ICOS acquisition related to the incremental interest expense on debt used to finance the acquisition, the amortization of ICOS intangibles and other integration costs. For further detail, see the reconciliation below as well as the footnotes to the adjusted income statement later in this press release.

	First Quarter
Earnings per Share Reconciliation	2007	2006	% Growth
E.P.S. (reported)	$.47	$.77
Eliminate restructuring charges associated with previously announced manufacturing decisions	.08	—
Eliminate in-process research & development charges associated with ICOS acquisition and OSI in-licensing	.29	—

E.P.S. (adjusted)	$.84	$.77	9%

Zyprexa
In the first quarter of 2007, Zyprexa sales totaled $1.108 billion, a 10 percent increase compared with the first quarter of 2006. U.S. sales of Zyprexa increased 6 percent, to $523.3 million, due primarily to higher prices, offset partially by lower demand. Zyprexa sales in international markets increased 14 percent, to $584.7 million, driven by volume increases and the impact of foreign exchange rates.
Diabetes Care Products
For the first quarter of 2007, worldwide Humalog sales increased 11 percent, to $339.5 million, driven by increased prices in the U.S. and increased volume outside the U.S. and exchange rates, offset by decreased prices outside the U.S.
Worldwide Humulin sales increased 3 percent, to $225.8 million, driven primarily by increased volume outside the U.S., partially offset by decreased prices outside the U.S. and lower U.S. volume.
As previously disclosed, Lilly’s U.S. marketing rights with respect to Actos expired in September 2006; however, Lilly will continue to receive royalties from Takeda Pharmaceuticals North

America at a declining rate through September 2009. The arrangement outside the U.S. continues. In the first quarter, Actos generated $86.2 million of revenue for Lilly, a decrease of $102.8 million versus the first quarter of 2006.
Total sales of Byetta were $146.5 million in the first quarter, a 7 percent sequential increase compared with the fourth quarter of 2006. Lilly reports as revenue its 50 percent share of Byetta’s gross margins and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals; for the first quarter, this revenue totaled $71.5 million, representing a 4 percent sequential increase compared with the fourth quarter of 2006.
Cymbalta
For the first quarter of 2007, Cymbalta generated $441.8 million in sales, an increase of 89 percent, compared with the first quarter of 2006. U.S. sales of Cymbalta increased 88 percent, to $386.3 million, due to strong demand. Sales outside the U.S. were $55.5 million.
Gemzar
Gemzar had sales totaling $376.9 million for the first quarter, an increase of 11 percent from the first quarter of 2006. Sales in the U.S. increased 9 percent, to $162.7 million due to higher prices and wholesaler buying patterns, while sales outside the U.S. increased 13 percent, to $214.2 million as a result of higher volume and the impact of foreign exchange rates.
Cialis
Lilly’s total Cialis sales for the first quarter were $193.1 million, including all Cialis sales made after the acquisition of ICOS on January 29, 2007. Total worldwide sales of Cialis were $265.8 million, including $72.7 million of sales in the Lilly ICOS joint-venture territories for the period prior to the acquisition of ICOS. Worldwide sales grew 19 percent compared with first-quarter 2006, reflecting strong global demand. U.S. sales of Cialis were $98.6 million in the first quarter, an 18 percent increase compared with first quarter 2006 U.S. sales. Prior to the acquisition of ICOS, Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, is reported in Lilly’s other income. After the acquisition of ICOS, all Cialis sales are reported in Lilly’s revenue.

Evista
Evista sales were $263.8 million in the first quarter, a 9 percent increase compared with the first quarter of 2006. U.S. sales of Evista increased 15 percent, to $172.1 million, driven by higher prices. Sales outside the U.S. decreased 1 percent, to $91.7 million.
Alimta
For the first quarter of 2007, Alimta generated sales of $187.8 million, an increase of 44 percent compared with the first quarter of 2006. U.S. sales of Alimta increased 34 percent, to $104.1 million due to increased demand and wholesaler buying patterns, while sales outside the U.S. increased 60 percent, to $83.8 million due to increased demand.
In the first quarter of 2007, Lilly completed a study of Alimta versus Gemzar, when both are used in combination with cisplatin as a first-line treatment for non-small cell lung cancer (NSCLC). The study met its primary endpoint of non-inferiority relative to overall survival. Based on this data, Lilly plans to submit Alimta for first-line NSCLC to the European Medicines Agency (EMEA) in 2007.
Forteo
First-quarter sales of Forteo were $153.4 million, a 21 percent increase compared with the first quarter of 2006. U.S. sales of Forteo increased 23 percent, to $107.4 million. U.S. sales benefited from access to medical coverage through the Medicare Part D program, decreased utilization of the company’s U.S. patient assistance program and increased demand. U.S. sales growth was partially offset by wholesaler buying patterns. Sales outside the U.S. grew 15 percent, to $46.0 million.
Strattera
During the first quarter of 2007, Strattera generated $139.9 million of sales, an 8 percent decrease compared with the first quarter of 2006. The sales decrease was due to a decline in demand in the U.S.
Animal Health
Worldwide sales of animal health products in the first quarter were $215.1 million, an increase of 8 percent compared with the first quarter of 2006.

2007 Financial Guidance
The company has raised its sales guidance for 2007 and now expects sales to grow in the low double digits, an increase from previous guidance of high single digits to low double digits.
The company has also raised its earnings guidance for 2007 and now expects full-year adjusted earnings per share to be in the range of $3.30 to $3.40 per share, an increase from the previous guidance of $3.25 to $3.35 per share. For the second quarter, the company expects adjusted earnings per share of $0.80 to $0.82. The increase in adjusted earnings guidance for 2007 reflects stronger underlying business fundamentals. The adjusted earnings per share guidance excludes the estimated charges noted in the tables below related to restructuring charges and acquired in-process research and development, and any other future, material unusual items. Including the estimated charges noted in the tables below, the company expects reported earnings per share to be in the range of $0.50 to $0.52 for the second quarter, and $2.63 to $2.73 for the full year.
See reconciliations below for further detail.

	Q2 2007	Q2 2006
Earnings per Share Reconciliation	Expectations	Results
E.P.S. (reported)	$.50 to $.52	$.76
Eliminate estimated in-process research & development charge associated with Hypnion acquisition	.30	—

E.P.S. (adjusted)	$.80 to $.82	$.76

	2007	2006
Earnings per Share Reconciliation	Expectations	Results
E.P.S. (reported)	$2.63 to $2.73	$2.45
Eliminate product liability charge	—	.42
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.08	.31
Eliminate in-process research & development charges associated with ICOS acquisition and OSI in-licensing and the estimated charge associated with Hypnion acquisition	.59	—

E.P.S. (adjusted)	$3.30 to $3.40	$3.18

The company reconfirmed the remainder of its original financial guidance. Gross margins as a percent of sales are expected to improve slightly compared with 2006. In addition, the company expects operating expenses to grow in the low double digits, driven primarily by the inclusion of all Cialis operating expenses subsequent to the acquisition and increased marketing and selling expenses in support of Cymbalta, Zyprexa and the diabetes care franchise, as well as ongoing investment in research and development. The company also expects other income to contribute less than $100 million, a reduction from 2006 due to the removal of the Lilly ICOS joint venture after-tax profit. Other income will primarily include net interest income and income from the partnering and out-licensing of molecules. The company also anticipates the “adjusted” effective tax rate to be approximately 22 percent. In terms of cash flow, the company expects a continuation of strong cash flow trends in 2007, with capital expenditures of approximately $1.1 billion.

Pro Forma Analysis
In the following section, pro forma results and guidance are presented in order to provide additional comparisons of the company’s performance. A pro forma adjusted income statement is also provided at the end of this press release. In accordance with generally accepted accounting principles (GAAP), pro forma results and guidance assume the ICOS acquisition was completed January 1, 2006. Differences from reported and adjusted financial results and guidance are highlighted below.
Q1 Pro Forma Results
Worldwide pro forma sales for the quarter were $4.299 billion, an increase of 11 percent compared with the first quarter of 2006. Worldwide pro forma sales volume increased 3 percent, while selling prices and exchange rates increased sales 5 percent and 3 percent, respectively. Sales of products launched this decade grew 37 percent on a pro forma basis, while marketing and administrative expenses and research and development expenses increased 10 percent and 9 percent, respectively. As a result of the operating leverage achieved from sales growing faster than operating expenses, pro forma adjusted net income and earnings per share both grew 14 percent, to $901.9 million and $.83, respectively. The pro forma reconciliation of earnings per share for the first quarter of 2007 is identified in the table below.

	First Quarter
Earnings per Share Reconciliation	2007	2006	% Growth
E.P.S. (reported)	$.47	$.77
Eliminate restructuring charges associated with previously announced manufacturing decisions	.08	—
Eliminate in-process research & development charges associated with ICOS acquisition and OSI in-licensing	.29	—

E.P.S. (adjusted)	$.84	$.77	9%

Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.04)

E.P.S. (pro forma adjusted)	$.83	$.73	14%

Pro Forma Financial Guidance
On a pro forma basis, the company expects sales to grow in the high single digits and operating expenses to grow in the mid single digits, resulting in a continuation of positive operating leverage. The pro forma reconciliation of earnings per share guidance for the second quarter and full year of 2007 are identified in the tables below. Other elements of financial guidance are unaffected.

	Q2 2007	Q2 2006
Earnings per Share Reconciliation	Expectations	Results
E.P.S. (reported)	$.50 to $.52	$.76
Eliminate estimated in-process research & development charges associated with Hypnion acquisition	.30	—

E.P.S. (adjusted)	$.80 to $.82	$.76

Include pro forma as if the ICOS acquisition was completed on January 1, 2006	—	(.04)

E.P.S. (pro forma adjusted)	$.80 to $.82	$.72

	2007	2006
Earnings per Share Reconciliation	Expectations	Results
E.P.S. (reported)	$2.63 to $2.73	$2.45
Eliminate product liability charge	—	.42
Eliminate asset impairments and restructuring charges associated with previously announced manufacturing decisions	.08	.31
Eliminate in-process research & development charges associated with ICOS acquisition and OSI in-licensing and the estimated charge associated with Hypnion acquisition	.59	—

E.P.S. (adjusted)	$3.30 to $3.40	$3.18

Include pro forma as if the ICOS acquisition was completed on January 1, 2006	(.01)	(.15)

E.P.S. (pro forma adjusted)	$3.29 to $3.39	$3.03

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the first-quarter 2007 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:00 to 9:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through May 16, 2007.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-K filed February 2007. The company undertakes no duty to update forward-looking statements.
# # #

Actos® (pioglitazone hydrochloride, Takeda)

Alimta® (pemetrexed, Lilly)

Arxxant™ (ruboxistaurin mesylate, Lilly)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

HumaPen® MEMOIR™ (Lilly)

HumaPen® LUXURA™ HD (Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)

Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)

Xigris® (drotrecogin alfa (activated), Lilly)

Yentreve® (duloxetine hydrochloride, Lilly)

Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

	March 31, 2007		December 31, 2006
Worldwide Employees	41,400	*	41,500

*	Headcount figures as of March 31, 2007 include personnel previously employed by ICOS Corporation.

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2007	2006	% Chg.

Net sales	$4,226.1	$3,714.7	14%

Cost of sales	922.5	806.5	14%
Research and development	834.2	740.8	13%
Marketing and administrative	1,336.8	1,142.9	17%
Acquired in-process research and development	328.5	—	N/M
Asset impairments and other special charges	123.0	—	N/M

Operating income	681.1	1,024.5	(34)%

Net interest income (expense)	4.0	(5.3)
Joint venture income	11.0	19.8
Net other income	23.3	17.7

Other income	38.3	32.2

Income before income taxes	719.4	1,056.7	(32)%
Income taxes	210.7	221.9	(5)%

Net income	$508.7	$834.8	(39)%

Earnings per share — basic	$0.47	$0.77	(39)%

Earnings per share — diluted	$0.47	$0.77	(39)%

Dividends paid per share	$0.425	$0.40	6%
Weighted-average shares outstanding (thousands) — basic	1,089,732	1,086,035
Weighted-average shares outstanding (thousands) — diluted	1,089,879	1,086,994
N/M — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2007 (a)	2006	% Chg.

Net sales	$4,226.1	$3,714.7	14%

Cost of sales	922.5	806.5	14%
Research and development	834.2	740.8	13%
Marketing and administrative	1,336.8	1,142.9	17%

Operating income	1,132.6	1,024.5	11%

Net interest expense	4.0	(5.3)
Joint venture income	11.0	19.8
Net other income	23.3	17.7

Other income (deductions)	38.3	32.2

Income before income taxes	1,170.9	1,056.7	11%
Income taxes	257.6	221.9	16%

Net income	$913.3	$834.8	9%

Earnings per share — basic	$0.84	$0.77	9%

Earnings per share — diluted	$0.84	$0.77	9%

Dividends paid per share	$0.425	$0.40	6%
Weighted-average shares outstanding (thousands) — basic	1,089,732	1,086,035
Weighted-average shares outstanding (thousands) — diluted	1,089,879	1,086,994

(a)	The 2007 amounts are adjusted to eliminate the $.29 per share IPR&D charges related to the ICOS acquisition ($303.5 million) and the OSI in-licensing ($25.0 million), as well as the $123.0 million (pretax), or $.08 per share (after-tax), first-quarter charge for asset impairments, restructuring and other special charges.

Eli Lilly and Company
Operating Results (Unaudited) — PRO FORMA ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31
	2007 (a) (b)	2006 (b)	% Chg.

Net sales	$4,298.8	$3,882.0	11%

Cost of sales	938.4	850.5	10%
Research and development	846.2	773.9	9%
Marketing and administrative	1,372.7	1,242.9	10%

Operating income	1,141.5	1,014.7	12%

Net interest expense	(8.5)	(38.8)
Joint venture income	0.0	0.0
Net other income	25.3	19.2

Other income (deductions)	16.8	(19.6)

Income before income taxes	1,158.3	995.1	16%
Income taxes	256.4	205.3	25%

Net income	$901.9	$789.8	14%

Earnings per share — basic	$0.83	$0.73	14%

Earnings per share — diluted	$0.83	$0.73	14%

Dividends paid per share	$0.425	$0.40	6%
Weighted-average shares outstanding (thousands) — basic	1,089,732	1,086,035
Weighted-average shares outstanding (thousands) — diluted	1,089,879	1,086,994

(a)	The 2007 amounts are adjusted to eliminate the $.29 per share IPR&D charges related to the ICOS acquisition ($303.5 million) and the OSI in-licensing ($25.0 million), as well as the $123.0 million (pretax), or $.08 per share (after-tax), first-quarter charge for asset impairments, restructuring and other special charges.

(b)	In accordance with generally accepted accounting principles (GAAP), the 2007 and 2006 financial statements have been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2006.